Unique Fabricating, Inc.
2014 Omnibus Performance Award Plan
ISO AWARD AGREEMENT
Unique Fabricating, Inc., a Delaware corporation (the “Corporation”), pursuant to the terms of its 2014 Omnibus Performance Award Plan (the “Plan”) and the Incentive Stock Option Award attached to this ISO Award Agreement, hereby grants to the individual named below the option to purchase the number of shares of the Corporation’s Common Stock, also as is set forth below. The terms of this ISO Award Agreement are subject to all of the provisions of the Plan and the attached Incentive Stock Option Award, with such provisions being incorporated herein by reference.
1.    Date of Grant:        September 30, 2019
2.    Name of Participant:    Byrd Douglas Cain, III
3.    Number of Shares:    72,500 of Common Stock
4.    Exercise Price:    $2.89 per Share of Common Stock.
5. Vesting of Options: Options for 36,250 shares will vest once the closing price of the Company’s stock is in excess of $7.50 per share for 10 of 20 consecutive trading days. Options for 36,250 shares will vest once the closing price of the Company’s stock is in excess of $12.50 per share for 10 of 20 consecutive trading days.

6.    Expiration Date:    September 30, 2029
The Participant acknowledges receipt of, and understands and agrees to be bound by all of the terms of, this ISO Award Agreement, the attached Incentive Stock Option Award and the Plan, and that the terms thereof supersede any and all other written or oral agreements between the Participant and the Corporation regarding the subject matter contained herein.

Unique Fabricating, Inc.: By: Title:Date:	Participant: By: Title:Date:

INCENTIVE STOCK OPTION AWARD
THIS AGREEMENT made as of the grant date set forth in Section 1 of the ISO Award Agreement to which this Agreement is attached (the “Date of Grant”) between Unique Fabricating, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), and the individual identified in Section 2 of the ISO Award Agreement to which this Agreement is attached (hereinafter referred to as the “Participant”).

W I T N E S S E T H:
WHEREAS, the Corporation desires, in connection with the employment of the Participant and in accordance with its 2014 Omnibus Performance Award Plan (the “Plan”), to provide the Participant with an opportunity to acquire Common Stock of the Corporation on favorable terms and thereby increase his proprietary interest in the continued progress and success of the business of the Corporation;
NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the Corporation and the Participant hereby agree as follows:
1.Confirmation of Grant of Option. Pursuant to a determination by the Committee, the Corporation, subject to the terms of the Plan and this Agreement, hereby grants to the Participant as a matter of separate inducement and agreement, and in addition to and not in lieu of salary or other compensation for services, the right to purchase (hereinafter referred to as the “Option”) an aggregate number of shares of Common Stock as is set forth in Section 3 of the attached ISO Award Agreement, subject to adjustment as provided in the Plan (such shares, as adjusted, hereinafter being referred to as the “Shares”). The Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.Purchase Price. The purchase price of shares of Common Stock covered by the Option will be the per share amount set forth in Section 4 of the attached ISO Award Agreement, at all times being not less than 100% of the Fair Market Value of one share of Common Stock on the Date of Grant, subject to adjustment as provided in the Plan.

3.Exercise of Option. The Option shall be exercisable on the terms and conditions hereinafter set forth:
(a)The Option shall become exercisable cumulatively as to the number of Shares originally subject thereto (after giving effect to any adjustment pursuant to the Plan), and on the vesting schedule, as set forth in Section 5 of the attached ISO Award Agreement.

(b)The Option may be exercised pursuant to the provisions of this Section 3, by notice and payment to the Corporation as provided in Sections 9 and 13 hereof.

4.Term of Option. The term of the Option shall be the period of years from the Date of Grant as is set forth in Section 1 of the attached ISO Award Agreement and shall expire on the date set forth in Section 6 of the ISO Award Agreement, subject to earlier termination or cancellation as provided in this Agreement.

5.Non transferability of Option. The Option shall not be assigned, transferred or otherwise disposed of, or pledged or hypothecated in any way, and shall not be subject to execution, attachment or other process, except as may be provided in the Plan. Any assignment, transfer, pledge, hypothecation or other disposition of the Option attempted contrary to the provisions of the Plan, or any levy of execution, attachment or other process attempted upon the Option, will be null and void and without effect. Any attempt to make any such assignment, transfer, pledge, hypothecation or other disposition of the Option will cause the Option to terminate immediately upon the happening of any such event; provided, however, that any such termination of the Option under the foregoing provisions of this Section 5 will not prejudice any rights or remedies which the Corporation or any Affiliate may have under this Agreement or otherwise.

6.Exercise Upon Termination of Service. (a) If the Participant at any time incurs a Termination of Service (i) by reason of his discharge for Cause or (ii) due to his voluntary Termination of Service without the written consent of the Committee, the Option shall, at the time of such Termination of Service, terminate and the Participant shall forfeit all rights hereunder. If, however, the Participant for any other reason (other than Disability or death) incurs a Termination of Service, the Option may, subject to the provisions of Section 5 hereof, be exercised by the Participant to the same extent the Participant would have been entitled under Section 3 hereof to exercise the Option immediately prior to such Termination of Service, at any time within 90 days after such Termination of Service, at the end of which period the Option, to the extent not then exercised, shall terminate and the Participant shall forfeit all rights hereunder, even if the Participant subsequently returns to the Service of the Corporation or any Affiliate. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

(a)The Option shall not be affected by any change of duties or position of the Participant so long as he continues to be in full-time Service of the Corporation or of any Affiliate thereof. If the Participant is granted a temporary leave of absence of 90 days or less, such leave of absence shall be deemed a continuation of his Service by the Corporation or of any Affiliate thereof for the purposes of this Agreement, but only if and so long as the corporation consents thereto.

7.Exercise Upon Death or Disability. (a) If the Participant dies while he is in the Service of the Corporation or of any Affiliate, and on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof, the Option may, subject to the provisions of Section 5 hereof, be exercised to the same extent the Participant would have been entitled under Section 3 hereof to exercise the Option immediately prior to his death, by the estate of the Participant (or by the person or persons who acquire the right to exercise the Option by written designation of the Participant) at any time within one year after the death of the Participant, at the end of which period the Option, to the extent not then exercised, shall terminate and the estate or other beneficiaries shall forfeit all rights hereunder. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

(a)In the event that the Participant incurs a Termination of Service by reason of the Disability of the Participant on or after the first date upon which he would have been entitled to exercise the Option under the provisions of Section 3 hereof, the Option may, subject to the provisions of Section 5 hereof, be exercised to the same extent the Participant would have been entitled under Section 3 hereof to exercise the Option immediately prior to his employment termination due to Disability by the Participant within the period ending one year after the date of such Termination of Service, at the end of which period the Option, to the extent not then exercised, shall terminate and the Participant shall forfeit all rights hereunder even if the Participant subsequently returns to the Service of the Corporation or any Affiliate. In no event, however, may the Option be exercised after the expiration of the term provided in Section 4 hereof.

8.Registration. At the time of issuance, the shares of Common Stock subject hereto and issuable upon the exercise hereof may not be registered under the Securities Act of 1933, as amended, and, if required upon the request of counsel to the Corporation, the Participant will give a representation as to his investment intent with respect to such shares prior to their issuance. The Corporation may register or qualify the shares covered by the Option for sale pursuant to the Securities Act of 1933, as amended, at any time prior to or after the exercise in whole or in part of the Option.

9.Method of Exercise of Option. (a) Subject to the terms and conditions of this Agreement, the Option shall be exercisable by notice in the manner set forth in Exhibit “A” hereto (the “Notice”) and provision for payment to the Corporation in accordance with the procedure prescribed herein. Each such Notice shall:

(i)state the election to exercise the Option and the number of Shares with respect to which it is being exercised;

(ii)contain a representation and agreement as to investment intent, if required by counsel to the Corporation with respect to such Shares, in a form satisfactory to counsel to the Corporation;

(iii)be signed by the Participant or the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Participant, be accompanied by proof, satisfactory to counsel to the Corporation, of the right of such other person or persons to exercise the Option;

(iv)include payment of the full purchase price for the shares of Common Stock to be purchased pursuant to such exercise of the Option; and

(v)be received by the Corporation on or before the date of the expiration of this Option. In the event the date of expiration of this Option falls on a day which is not a regular business day at the Corporation’s executive office in Auburn Hills, Michigan then such written Notice must be received at such office on or before the last regular business day prior to such date of expiration.
(vi)Payment of the purchase price of any shares of Common Stock, in respect of which the Option shall be exercised, shall be made by the Participant or such person or persons at the place specified by the Corporation on the date the Notice is received by the Corporation (i) by delivering to the Corporation a certified or bank cashier’s check payable to the order of the Corporation, (ii) by delivering to the Corporation properly endorsed certificates of shares of Common Stock (or certificates accompanied by an appropriate stock power) with signature guaranties by a bank or trust company, or (iii) by any combination of the foregoing. For purposes of the immediately preceding sentence, an exercise effected by the tender of Common Stock (or deemed to be effected by the tender of Common Stock) may only be consummated with Common Stock held by the Participant for a period of six (6) months or acquired by the Participant other than under the Plan (or a similar plan maintained by the Corporation).

(vii)The Option shall be deemed to have been exercised with respect to any particular shares of Common Stock if, and only if, the preceding provisions of this Section 9 and the provisions of Section 10 hereof shall have been complied with, in which event the Option shall be deemed to have been exercised on the date the Notice was received by the Corporation. Anything in this Agreement to the contrary notwithstanding, any Notice given pursuant to the provisions of this Section 9 shall be void and of no effect if all of the preceding provisions of this Section 9 and the provisions of Section 10 shall not have been complied with.

(viii)The certificate or certificates for shares of Common Stock as to which the Option shall be exercised will be registered in the name of the Participant (or in the name of the Participant’s estate or other beneficiary if the Option is exercised after the Participant’s death), or if the Option is exercised by the Participant and if the Participant so requests in the notice exercising the Option, will be registered in the name of the Participant and another person jointly, with right of survivorship and will be delivered as soon as practical after the date the Notice is received by the Corporation (accompanied by full payment of the exercise price), but only upon compliance with all of the provisions of this Agreement.

(ix)If the Participant fails to accept delivery of and pay for all or any part of the number of Shares specified in such Notice, his right to exercise the Option with respect to such undelivered Shares may be terminated in the sole discretion of the Committee. The Option may be exercised only with respect to full Shares.

(x)The Corporation shall not be required to issue or deliver any certificate or certificates for shares of its Common Stock purchased upon the exercise of any part of the Option prior to the payment to the Corporation, upon its demand, of any amount requested by the Corporation for the purpose of satisfying its minimum statutory liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the exercise of this Option or the transfer of shares thereupon. Such payment shall be made by the Participant in cash or, with the written consent of the Corporation, by tendering to the Corporation shares of Common Stock equal in value to the amount of the required withholding. In the alternative, the Corporation may, at its option, satisfy such withholding requirements by withholding from the shares of Common Stock to be delivered to the Participant pursuant to an exercise of the Option a number of shares of Common Stock equal in value to the amount of the required withholding.

10.Approval of Counsel. The exercise of the Option and the issuance and delivery of shares of Common Stock pursuant thereto shall be subject to approval by the Corporation’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the requirements of any stock exchange or automated trading medium upon which the Common Stock may then be listed or traded.

11.Reservation of Shares. The Corporation shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

12.Limitation of Action. The Participant and the Corporation each acknowledges that every right of action accruing to him or it, as the case may be, and arising out of or in connection with this Agreement against the Corporation or an Affiliate, on the one hand, or against the Participant, on the other hand, shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.

13.Notices. Each notice relating to this Agreement shall be in writing and delivered in person, by recognized overnight courier or by certified mail to the proper address. All notices to the Corporation or the Committee shall be addressed to them at 800 Standard Parkway, Auburn Hills, Michigan 48326, Attn: Chief Financial Officer. All notices to the Participant shall be addressed to the Participant or such other person or persons at the Participant’s address set forth in the Corporation’s records. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.
14.Benefits of Agreement. This Agreement shall inure to the benefit of the Corporation, the Participant and their respective heirs, executors, administrators, personal representatives, successors and permitted assignees.
15.Severability. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

16.Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law. In the event that either party is compelled to bring a claim related to this Agreement, to interpret or enforce the provisions of the Agreement, to recover damages as a result of a breach of the Agreement, or from any other cause (a “Claim”), such Claim must be processed in the manner set forth below:

(i)THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION, EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by this Agreement.

(ii)The arbitration shall be binding and conducted before a single arbitrator in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes or the appropriate governing body, as modified by the terms and conditions of this paragraph. Venue for any arbitration pursuant to this Agreement will lie in Auburn Hills, Michigan. The arbitrator will be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS or the appropriate governing body. The Corporation shall pay the arbitrator’s fees and arbitration costs (recognizing that each side bears the cost of its own deposition(s), witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in a court of law). Upon the conclusion of the arbitration hearing, the arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The award of the arbitrator shall be final and binding. Judgment upon any award may be entered in any court having jurisdiction thereof.

17.Disposition of Shares. By accepting this Agreement, the Participant agrees that in the event he shall dispose (whether by sale, exchange, gift or any like transfer) of any shares of Common Stock of the Corporation (to the extent such shares are deemed to have been purchased pursuant to this incentive stock option) acquired by him pursuant hereto within two years of the Date of Grant of this Option or within one year after the acquisition of such shares pursuant hereto, he will notify the Chief Financial Officer of the Corporation no later than 15 days from the date of such disposition of such date or dates and the number of shares disposed of by him and the consideration received, if any, and, upon notification from the Corporation, promptly forward to the Chief Financial Officer of the Corporation any amount requested by the Corporation for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by any delay in making such payment) incurred by reason of such disposition.

18.Acknowledgment of Participant. The Participant represents and warrants that as of the Date of Grant of the Option, he does not own (within the meaning of Section 422(b)(6) of the

Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the corporation or of any Affiliate.

19.Service. Nothing contained in this Agreement shall be construed as (a) a contract of employment between the Participant and the Corporation or any Affiliate, (b) a right of the Participant to be continued in the Service of the Corporation or of any Affiliate, or (c) a limitation of the right of the Corporation or of any Affiliate to discharge the Participant at any time, with or without cause (subject to any applicable employment agreement).

20.Definitions. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

21.Incorporation of Terms of Plan. This Agreement shall be interpreted under, and subject to, all of the terms and provisions of the Plan, which are incorporated herein by reference.

22.No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall apply against any party.

BY WAY OF THEIR EXECUTION OF THE ISO AWARD AGREEMENT TO WHICH THIS AGREEMENT IS ATTACHED, the Corporation and the Participant (and each and every one of their heirs, successors and assigns) agree to be bound by each and every one of the terms set forth in this Agreement.

EXHIBIT A
INCENTIVE OPTION EXERCISE FORM
[DATE]
Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, MI 48326|
Attention: Byrd Douglas Cain, III

Dear Sirs:
Pursuant to the provisions of the Incentive Stock Option Award and related ISO Award Agreement dated September 30, 2019 (collectively, the “Agreement”), whereby you have granted to me an Incentive Stock Option (the “Option”) to purchase up to 72,500 shares of the Common Stock of Unique Fabricating, Inc. (the “Corporation”) subject to the terms of the Agreement, I hereby notify you that I elect to exercise my option to purchase [   ] of the shares of Common Stock covered by such Option at the $2.89 per share price specified therein. In full payment of the price for the shares being purchased hereby, I am delivering to you herewith (i) certified or bank cashier’s check payable to the order of the Corporation in the amount of $____________, or (ii) a certificate or certificates for [   ] shares of Common Stock of the Corporation, and which have a fair market value as of the date hereof of $___________, [and a certified or bank cashier’s check, payable to the order of the Corporation, in the amount of $________________]. Any such stock certificate or certificates are endorsed, or accompanied by an appropriate stock power, to the order of the Corporation, with my signature guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange. [I hereby acknowledge that I am purchasing these shares for investment purposes only and not for resale in violation of any federal or state securities laws.]
Very truly yours,

______________________________
[Address]
(For notices, reports, dividend checks and other communications to stockholders.)